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                                                                     Exhibit 5.1

                           [TOBIN & TOBIN LETTERHEAD]



                                 April 22, 2004

The Board of Directors
Redwood Trust, Inc.
One Belvedere Place
Suite 300
Mill Valley, CA  94941

      Re: Registration Statement on Form S-3 for Redwood Trust, Inc.'s Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

      This opinion is furnished in connection with the above-described registration statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") of Redwood Trust, Inc., a Maryland corporation (the "Company") that the Company may, from time to time, issue and sell pursuant to its Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan").

      This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the above-described registration statement filed with the Commission (together with all exhibits and amendments thereto); (ii) the charter, as amended, of the Company; (iii) the bylaws, as amended, of the Company; and (iv) resolutions of the Board of Directors of the Company relating to the filing of the registration statement and the authorization for issuance of shares of Common Stock under the Plan. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or

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                                 TOBIN & TOBIN

April 22, 2004
Page 2


written statements and representations of officers and other representatives of the Company and others.

      Members of the firm are admitted to the bar in the States of California and New York, and we do not express any opinion as to the laws of any other jurisdictions other than (i) the corporate laws of the State of Maryland and
(ii) the laws of the United States to the extent specifically addressed herein.

      Based upon and subject to the foregoing, we are of the opinion and advise you that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

      2. All shares of Common Stock offered and sold in accordance with the Plan will be validly issued and outstanding and will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the registration statement and to the reference to our firm under the heading "Legal Matters" in the registration statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Tobin & Tobin

                                          TOBIN & TOBIN

cc: Harold F. Zagunis, Redwood Trust, Inc.